Exhibit 99

CHRISTINA SPADE NAMED EXECUTIVE VICE PRESIDENT AND

CHIEF FINANCIAL OFFICER, CBS CORPORATION

NEW YORK – Oct. 18, 2018 – Christina Spade has been appointed to the position of Executive Vice President and Chief Financial Officer, CBS Corporation (NYSE: CBS.A and CBS), effective immediately, it was announced today by Joe Ianniello, President and Acting Chief Executive Officer.

“Chris has been a successful financial executive at one of our most profitable businesses for a little over two decades,” said Ianniello. “I’ve been fortunate to work closely with Chris as a key member of the SHOWTIME leadership team, and I am confident that she will now make even greater contributions in her new role.”

In her new position, Spade will oversee all financial operations of CBS Corporation including treasury, tax, accounting, internal audit, information security and real estate.

Spade has served as Executive Vice President, Chief Financial Officer and Strategy for Showtime Networks Inc. (SNI) since February 2013. In this position, she has been responsible for all financial matters relating to Showtime Networks’ businesses, including oversight of finance, strategy and information systems for the network’s divisions, which encompasses budgeting, planning, forecasting and accounting of all the business segments within SNI. She was instrumental in the successful scaling of the SHOWTIME OTT platform, which launched in

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July 2015 and has grown significantly with sizable growth to come. In addition, Spade has been the key financial architect of numerous real estate deals and transactions at SHOWTIME. She also serves as a member of the board for Smithsonian Channel™.

Previously, she was Senior Vice President, Affiliate Finance and Business Operations for Showtime Networks Inc., where she led the financial and business operations’ management of distribution revenue and sales, marketing and creative expenses for SNI.

Spade has worked in different capacities at Showtime Networks during her over 22 years with the Company, including programming finance leadership and as a key steward of the successful implementation of various financial, operational and reporting systems. Prior to joining Showtime Networks, Spade was an audit manager with PricewaterhouseCoopers in the Entertainment, Media and Communications practice.

She is currently an executive member of the board of directors for the T. Howard Foundation as Treasurer and a NY Chapter Board member of Financial Executives International. She founded and is president of ATR Children’s Foundation, which is a non-profit organization established to help children in need. Spade was selected as a 2017 WICT Wonder Woman and served as an ongoing executive mentor and speaker in WICT’s mentorship program.

Spade is a CPA and graduated with a B.S. in accounting from St. Joseph’s University.

About CBS Corporation:

CBS Corporation (NYSE: CBS.A and CBS) is a mass media company that creates and distributes industry-leading content across a variety of platforms to audiences around the world. The Company has businesses with origins that date back to the dawn of the broadcasting age as well as new ventures that operate on the leading edge of media. CBS owns the most-watched television network in the U.S. and one of the world’s largest libraries of entertainment content, making its brand — “the Eye” — one of the most-recognized in business. The Company’s operations span virtually every field of media and entertainment, including cable, publishing, local TV, film, and interactive and socially responsible media. CBS’ businesses include CBS Television Network, The CW (a joint venture between CBS Corporation and Warner Bros. Entertainment), Network Ten Australia, CBS Television Studios, CBS Studios International, CBS Television Distribution, CBS Consumer Products, CBS Home Entertainment, CBS Interactive, CBS Films, Showtime Networks, CBS Sports Network, Pop (a joint venture between CBS Corporation and Lionsgate), Smithsonian Networks, Simon & Schuster, CBS Television Stations, CBS EcoMedia, and CBS Experiences. For more information, go to www.cbscorporation.com.

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Press Contact:

Kelli Raftery	212-975-3161	kelli.raftery@cbs.com